Item 77C  DWS High Income Trust
Registrant incorporates by reference to
its Proxy Statement filed on April 16, 2009
(SEC Accession No. 0000950137-09-003036).
The Annual Meeting of Shareholders
(the "Meeting") of DWS High Income
Trust (the "Fund") was held on May 28, 2009 at the New York Marriott East Side,
525 Lexington Avenue, New York,
New York 10017. At the Meeting,
the following matters were voted upon by the shareholders (the resulting votes are presented below).

1.	Election of Trustees - Class I

Number of Votes:

For
Withheld
Dawn-Marie Driscoll
26,279,197
2,484,705
Keith R. Fox
26,293,960
2,469,942
Richard J. Herring
26,274,466
2,489,437
William N. Searcy, Jr.
26,274,088
2,489,815
Robert H. Wadsworth
26,285,286
2,478,616

2.	Convert the Fund from a closed-end
investment company to an open-end investment company and authorize certain related amendments to the Fund's Declaration of Trust.

Number of Votes:
For
Against
Abstain
1,748,554
11,966,980
605,787



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77C - DWS High Income Trust
shareholder mtg.rtf